As filed with the Securities and Exchange Commission on November 9, 2009
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

51job, Inc.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation or organization)	Not Applicable (I.R.S. Employer Identification No.)
Building 3
No. 1387, Zhang Dong Road
Shanghai 201203
People’s Republic of China
(Address of principal executive offices)     (Zip code)

51job, Inc.
2009 Share Option Plan
(Full title of the plan)

National Registered Agents, Inc.
875 Avenue of the Americas, Suite 501
New York, New York 10001
(Name and address of agent for service)

(800) 767-1553
(Telephone number, including area code, of agent for service)

Copy to:
Leiming Chen
Simpson Thacher & Bartlett LLP
ICBC Tower, 35/F
3 Garden Road
Central, Hong Kong
+(852) 2514-7630

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price	aggregate offering	Amount of
Title of securities to be registered	registered (1)	per share	price	registration fee
Common shares, par value US$0.0001 per share (2)	5,000,000 shares	$7.1726 (3)	$35,863,000 (3)	$2,001.16 (3)

(1)	These common shares are subject to options, both outstanding and issuable for future awards, under the 51job, Inc. 2009 Share Option Plan (the “Plan”). Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional common shares which may be offered and issued to prevent dilution from stock splits, stock dividends or similar transactions as provided in the Plan.

(2)	These common shares may be represented by the Registrant’s American Depositary Shares (the “ADSs”), each of which represents two common shares. The ADSs evidenced by American Depositary Receipts issuable upon deposit of the common shares registered hereby have been registered under a separate registration statement on Form F-6 filed with the Securities and Exchange Commission (the “Commission”) on July 9, 2004 (File No. 333-117254).

(3)	Pursuant to Rule 457(h)(1) and Rule 457(c) under the Securities Act, the proposed maximum aggregate offering price is calculated based on the sum of (i) 1,142,064 common shares issuable upon the exercise of outstanding options as of November 6, 2009 multiplied by the exercise price of $3.955 per common share, which is equal to an aggregate offering price of $4,516,863.12 and (ii) the remaining 3,857,936 common shares subject to options available for future awards under the Plan multiplied by the average price per common share calculated based on the high price of $16.30 per Registrant’s ADS, representing a high price of $8.15 per common share, and the low price of $16.20 per Registrant’s ADS, representing a low price of $8.10 per common share, on November 6, 2009, as reported on the Nasdaq Global Select Market, which is equal to an aggregate offering price of approximately $31,345,730. The proposed maximum offering price per share and the registration fee are calculated based on the proposed maximum aggregate offering price as calculated above.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the rules and regulations of the Securities Act and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I have been or will be delivered to the participants in the Plan as required by Rule 428(b).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents filed with the Commission by 51job, Inc. (the “Registrant”) are incorporated herein by reference:
(a)	The Registrant’s annual report on Form 20-F filed with the Commission on April 29, 2009, which includes audited financial statements for the year ended December 31, 2008; and

(b)	The description of the Registrant’s common shares and ADSs contained in its registration statement on Form 8-A (File No. 000-50841) filed with the Commission on July 12, 2004 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Registrant’s common shares set forth under “Description of Share Capital;” and the description of the Registrant’s ADSs set forth under “Description of American Depositary Shares,” each in the Registrant’s prospectus constituting Part I of the Registrant’s registration statement on Form F-1, as amended (File No. 333-117194), originally filed with the Commission on July 7, 2004, which prospectus was filed with the Commission on September 29, 2004 pursuant to Rule 424(b) of the Securities Act.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or amended, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.
Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Cayman Islands law does not limit the extent to which a company’s articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime. Article 163 of the Registrant’s amended and restated articles of association provides that the Registrant may indemnify its directors and officers acting in relation to any of its affairs against any liability incurred by them by reason of any act done or omitted in the execution of their duty in their capacities as such, except if they acted in a willfully or grossly negligent manner.
     The Registrant has entered into indemnification agreements with each of its directors and senior officers, substantially in the form filed as Exhibit 10.3 to the Registrant’s registration statement on Form F-1, as amended (File No. 333-117194), originally filed with the Commission on July 7, 2004. Under these agreements, the Registrant indemnifies the directors and officers to the fullest extent permitted by Cayman Islands law, its articles of association and other applicable law, from and against all expenses and liabilities arising from any proceeding to which the indemnitee is or was a party, except expenses and liabilities, if any, incurred or sustained by or through the indemnitee’s own willful act or gross neglect.
Item 7. Exemption from Registration Claimed
     Not applicable.

Item 8. Exhibits

Exhibit Number	Description
4.1
Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the registration statement on Form F-1, as amended (File No. 333-117194), initially filed with the Commission on
July 7, 2004)

5.1*	Opinion of Maples and Calder

10.1*	51job, Inc. 2009 Share Option Plan

23.1*	Consent of Maples and Calder (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.
Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Shanghai, the People’s Republic of China, on November 9, 2009.

51JOB, INC.

By: Name:	/s/ Rick Yan Rick Yan
Title:	President and Chief Executive Officer
POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints, severally and not jointly, Mr. Rick Yan as his true and lawful attorney-in-fact, with the power of substitution, for and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto such said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that such said attorney-in-fact may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Donald L. Lucas Name: Donald L. Lucas	Chairman of the Board of Directors	November 9, 2009

/s/ Rick Yan Name: Rick Yan	Director, President and Chief Executive Officer (Principal executive officer)	November 9, 2009

/s/ Peter Lui Name: Peter Lui	Chief Financial Officer (Principal financial and accounting officer)	November 9, 2009

/s/ David K. Chao Name: David K. Chao	Director	November 9, 2009

/s/ Xiaoyue Chen Name: Xiaoyue Chen	Director	November 9, 2009

/s/ Hiroyuki Honda Name: Hiroyuki Honda	Director	November 9, 2009

/s/ Donald J. Puglisi Name: Donald J. Puglisi	Managing Director of Puglisi & Associates, Authorized Representative in the United States	November 9, 2009
EXHIBIT INDEX

Exhibit Number	Description
4.1
Amended and Restated Memorandum and Articles of Association (incorporated by reference to Exhibit 3.1 to the registration statement on Form F-1, as amended (File No. 333-117194), initially filed with the Commission on July 7, 2004)

5.1*	Opinion of Maples and Calder

10.1*	51job, Inc. 2009 Share Option Plan

23.1*	Consent of Maples and Calder (included in Exhibit 5.1)

23.2*	Consent of PricewaterhouseCoopers Zhong Tian CPAs Limited Company

24.1*	Power of Attorney (included on signature page hereto)

*	Filed herewith.

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